Exhibit 10.6

June 17, 2016

Via Email (nbhatt@calamos.com)

Mr. Nimish S. Bhatt
2431 Fawn Lake Cir
Naperville, IL 60564

Dear Nimish:

This letter agreement (“Agreement”) outlines the terms related to your voluntary resignation of employment from Calamos Advisor LLC and its affiliates (“Company”). This Agreement, that certain side letter of even date (“Side Letter”) amending the Confidentiality and Restrictive Covenants Agreement signed by you on April 21, 2015 (“CRCA”), and a special payment to you of $50,000 (“Special Payment”) are contingent upon you executing and not revoking this Agreement, the Side Letter as well as the attached General Release.

1.
Employment: You voluntarily resigned from your employment with the Company effective July 1, 2016 (“Termination Date”) and will be paid your regular salary through the Termination Date. You will no longer be allowed on Company premises or at Company functions and you shall not interfere with Company business.

2.	Special Payment: Subject to Paragraph 4, the Special Payment will be paid on the first regular payroll date which falls at least five (5) business days after the “Effective Date” (defined below).

3.
No Additional Entitlements; Cancellation of Equity Awards: You understand and acknowledge that after the Termination Date you have no further entitlements, other than those included in this Agreement and except with respect to rights, if any, that have vested or accrued as of the Termination Date under the Company’s retirement or welfare plans. For avoidance of doubt, you understand and agree that after the Termination Date you are not entitled to any base salary, bonus, guaranteed payments, severance or other payments, compensation or awards under any incentive program. Any stock options, restricted stock units or other awards held by you will be cancelled and forfeited as of the Termination Date and shall not thereafter vest or become exercisable.

4.
Withholding: All payments required to be made by the Company to you shall be subject to withholding of taxes and other applicable withholdings as the Company reasonably determines it should withhold pursuant to any applicable law, regulation or previous election by you.

5.
Confidential Information: You represent and warrant that you have and will continue to abide by the terms of the CRCA. Nothing in this Agreement or the CRCA prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You further agree that you and your agents, representatives, and attorneys of record will keep the existence and terms of this Agreement, the General Release, the CRCA, the Side Letter and any other information regarding the separation of your employment strictly confidential and will not communicate the existence and terms of these documents orally or in writing to any third party (including, but not limited to, current or former employees of the Company or its affiliates at any location), other than (a) members of your immediate family, (b) your legal, accounting, and tax advisors to the extent necessary for them to provide services to you or other members of your immediate family; and (c) as required by law or legal process. In the event that the existence and/or the terms of this Agreement, the General Release, the CRCA, the Side Letter or other separation information are divulged by you, other than as stated above, you will forfeit the right to all the terms outlined in this Agreement and action will be taken by the Company to recover the Special Payment provided under Paragraph 2 of this Agreement.

6.
Defend Trade Secrets Act of 2016: Notwithstanding anything herein to the contrary, under the Federal Defend Trade Secrets Act of 2016, you are hereby notified that an individual may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Nothing herein is intended, or should be construed, to affect the immunities created by the Defend Trade Secrets Act of 2016.

7.
Cooperation: You will (i) provide reasonable assistance and cooperation to the Company and its affiliates in activities related to open work matters and the prosecution or defense of any pending or future lawsuits, arbitrations, other proceedings or claims involving the Company or its affiliates ("CALAMOS Litigation"); (ii) make yourself available to the Company and its affiliates on reasonable notice and without the need for issuance of any subpoena or similar process to testify or assist in any CALAMOS Litigation; and (iii) refrain from providing any information related to any claim or potential CALAMOS Litigation to any non-Calamos representatives unless you shall (a) have first obtained the consent of the Chief Executive Officer or General Counsel of the Company or (b) are required to provide testimony pursuant to legal process in which case you will consult with and permit the Company's legal counsel to be present at such testimony. The Company shall pay the reasonable expenses, including attorneys’ fees and travel (air fare, lodging, meals and surface transportation), incurred by you in connection with any such participation and/or cooperation upon presentation of receipts; and shall pay a per diem of $825 with respect to any full day onsite at the Company premises after the Termination Date on which you provided assistance and cooperation pursuant to this Paragraph 7.

8.
Non-Disparagement: You shall not make any negative or disparaging comments, or cause or encourage others to make any negative or disparaging comments, about the Company and its affiliates; including, where applicable, their directors, officers, members, employees, affiliates, products, or services. Nothing in this paragraph shall prevent you from filing a good-faith complaint with, or cooperating in an investigation conducted by, a government regulatory agency.

9.
Acknowledgement: You acknowledge that the aforementioned Special Payment and revisions to the CRCA constitute consideration in exchange for executing this Agreement and General Release, in that you would not otherwise been entitled to this consideration had you not signed these documents.

10.
Disclosure: You acknowledge that you are not aware of any matters for which you were responsible or which came to your attention as an employee of the Company reflecting illegal conduct or regulatory violation by the Company.

11.
Breach of Agreement: If either party brings a claim for breach of the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action.

12.
Binding Effect: This Agreement shall be binding upon and inure to the benefit of you and the Company, and where applicable, their officers, directors, employees, agents, legal counsel, heirs, successors and assigns.

13.
Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois. Any action brought by any party to this Agreement shall be brought and maintained exclusively in the Circuit Court of Cook or DuPage County, Illinois and the parties consent and submit themselves to the exclusive venue and personal jurisdiction in the Circuit Court of Cook or DuPage County, Illinois with respect to all such disputes and controversies.

14.
Integration Clause: This Agreement and Side Letter contain the entire agreement between the parties respecting the above-mentioned matters, supersede any prior oral or written agreement of the parties regarding the same, and shall not be modified or altered except by a subsequent written agreement signed by both parties; provided, however, this provision shall not apply to any other agreements concerning confidentiality or similar obligations.

15.
Conflict with Other Agreements: In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing between you and the Company or its affiliates, the terms of this Agreement shall prevail. In the event of any conflict between the CRCA as amended (or any portion thereof) and any agreement other than this Agreement, the terms of the CRCA as amended shall prevail.

16.
Severability: If any part, term or provision of this Agreement or the Side Letter is determined to be invalid and/or unenforceable, this Agreement and Side Letter shall be considered null and void and you shall return the entire Special Payment to the Company within two business days of an entry of judgment rendering any part, term or provision unenforceable and that execution of this Paragraph shall not be stayed by an action taken to challenge said judgment.

You have twenty-one (21) calendar days after the date you received the Side Letter, this Agreement and General Release within which to review and consider these documents, to discuss this matter with your attorney, and to decide whether or not to sign these documents; provided however, you should not sign the General Release earlier than your Termination Date. After this 21-day review period, you will forfeit all rights to the above-described benefits other than those legally mandated. You and the Company agree that any changes made to the Side Letter, this Agreement or the General Release, whether material or immaterial, do not restart the running of this 21-day review period. We advise you to consult with your attorney prior to executing the General Release. If you sign the Side Letter and this Agreement before the expiration of this 21-day consideration period, you do so voluntarily and waive your right to use the full 21 days to consider signing this Agreement. In addition, for the period of seven (7) calendar days after you sign the General Release, you may revoke these documents by delivering a written notice of revocation to me by facsimile or e-mail transmission (and retaining proof of successful transmission), or by overnight mail postmarked within this seven-day period, to me. The Side Letter, this Agreement and General Release will not become effective and enforceable until the eighth day after the date you signed the General Release (“Effective Date”), provided that you did not revoke the same during the 7-day revocation period.

Warmest Regards,

/s/ John S. Koudounis
John S. Koudounis
Chief Executive Officer

Accepted and Agreed to

This 17th day of June, 2016

/s/ Nimish S. Bhatt
Nimish S. Bhatt